Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

AFC Gamma, Inc.
West Palm Beach, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-254480) of AFC Gamma, Inc. of our report dated April 6, 2021, with respect to the consolidated financial statements of Verano Holdings, LLC and Subsidiaries for the years ended December 31, 2020 and 2019, which appears in the Current Report of AFC Gamma, Inc. on Form 8-K/A filed with the Securities and Exchange Commission on November 22, 2021, amending the Current Report of AFC Gamma, Inc. on Form 8-K, filed with the Securities and Exchange Commission on October 26, 2021.

/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP
Chicago, Illinois
January 10, 2022